EXHIBIT 12

PEPSICO, INC. AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges

(in millions except ratio amounts, unaudited)

                                                                   24 Weeks Ended
                                                               --------------------
                                                                6/10/00     6/12/99
                                                               --------     -------
Earnings:                                                                       (a)

Income before income taxes............................           $1,448      $2,183

Joint ventures and minority interests, net............              (48)        (13)

Amortization of capitalized interest..................               (3)          3

Interest expense......................................              103         228

Interest portion of rent expense (b)..................               14          23
                                                               --------    --------

  Earnings available for fixed charges................           $1,514      $2,424
                                                               ========    ========

Fixed Charges:

Interest expense......................................           $  103      $  228

Capitalized interest..................................                2           4

Interest portion of rent expense (b)..................               14          23
                                                               --------    --------

  Total fixed charges.................................           $  119      $  255
                                                               ========    ========

Ratio of Earnings to Fixed Charges (c)................            12.72        9.51
                                                               ========    ========

(a) Includes  the  impact  of an asset  impairment  and  restructuring  charge  of $65 and gain on  bottling transactions  of $1 billion.  Excluding  the charge and the gain,  the ratio of earnings to fixed charges for the 24 weeks ended June 12, 1999 would have been
    5.84.

(b) One-third of net rent expense is the portion deemed representative of the interest factor.

(c) Based on unrounded amounts.